                            [STERN & CO. LETTERHEAD]



For Immediate Release:  Contact:        Michael V. Pappagallo, Kimco Realty,
January 14, 1998                        516-869-7185
                                        Joseph Kornwasser, Price REIT,
                                        213-937-8200
                                        Or
                                        Christine Davies, Stern & Co.,
                                        212-888-0044


             KIMCO REALTY AND PRICE REIT ANNOUNCE STRATEGIC MERGER
      MERGER EXPANDS KIMCO'S REACH NATIONALLY, CREATES ONE OF THE NATION'S
                      LARGEST RETAIL SHOPPING CENTER REITS


January 14 -- Kimco Realty Corporation (NYSE: KIM) and the Price REIT, Inc. (NYSE: RET) today announced that their respective boards have approved a strategic merger, creating one of the nation's largest retail shopping center REITs with a market capitalization of nearly $3 billion.

Under the terms of the definitive agreement entered into yesterday, Kimco will acquire all the outstanding shares of Price REIT for aggregate consideration having a value of at least $45 a share, for a total of approximately $535 million in stock. Price REIT's shares closed at $42.19 yesterday.

Price REIT will merge into a newly formed Kimco subsidiary and each share of Price REIT common stock will be converted, on a tax-free basis to Price REIT shareholders, into at least one share of Kimco common stock, which Kimco and Price REIT mutually valued at $35 a share, and $10 of depositary shares of a new issue of Kimco 7.5% Class D Cumulative Convertible Preferred Stock. (See Details of the Merger Terms below.)

Kimco will also assume all of Price REIT's outstanding liabilities, including approximately $300 million of Price REIT debt, resulting in a total transaction value of $835 million. The transaction is subject to customary conditions, including the receipt of Kimco and Price REIT stockholder approvals.

"The strategic combination of Kimco Realty and Price REIT will create a company with the skills and resources to pursue a wide variety of growth opportunities by expanding our presence in key markets nationally, diversifying our tenant base and giving us even greater management depth and breadth," said Kimco chairman and Chief Executive Officer Milton Cooper.

"Price REIT is a successful pioneer in the development of retail power centers
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anchored by large national tenants, which complements our historical focus on neighborhood and community shopping centers," Cooper said. "In addition, Price REIT's expertise in property development combined with our construction management capabilities will create new opportunities." He said the merger is expected to close in the first half of 1998. Cooper indicated that the merger is expected to be accretive to Kimco's funds from operations in 1998.

Price REIT's holdings will expand Kimco's presence in important western states, including California, Arizona and Washington. The combined company will have more than 50 million square feet under management. Price REIT's centers are anchored by major national tenants, including its two largest tenants The Home Depot and Costco.

Price REIT President and Chief Executive Officer Joseph Kornwasser said the merger offers significant benefits to shareholders of both REITs. "With the history of success and strong growth enjoyed by Kimco and Price REIT, we believe shareholders will have an extraordinary opportunity to participate in the future of a powerful combined company with excellent prospects for continued growth," Kornwasser said.

Senior management of Price REIT, including Kornwasser, Senior Executive Vice President and Chief Operating Officer Jerald Friedman and Executive Vice President of Finance Lawrence Kronenberg, will join Kimco's senior management team. Cooper said that Kornwasser will become a member of Kimco's board as well as senior executive vice president of Kimco and Friedman will become executive vice president of Kimco.

Price REIT shareholders would also have the opportunity to participate in Kimco's planned leveraged income REIT. Kimco previously announced its intention to create a new REIT that would invest in properties characterized by high-credit quality tenants under long-term leases and finance such investments through non-recourse mortgages. The new REIT is expected to be established after the merger is completed, Cooper said.

Cooper said that Kornwasser is expected to become chairman of the planned REIT and Kronenberg the new REIT's chief financial officer.

Kimco, based in New Hyde Park, New York, is the nation's largest publicly traded owner and operator of neighborhood and community shopping centers with real estate assets of $1.4 billion. The company has interests in 330 properties, comprising approximately 40.6 million square feet of leasable area located in 37 states, primarily in Florida, Ohio, Pennsylvania and Illinois, and manages additional properties with approximately 4 million square feet of leasable area. Kimco, which went public in 1991, has specialized in shopping center acquisitions, development and management for more than 30 years. In 1997, Kimco completed acquisitions totaling $276 million.

Price REIT, based in San Diego, is one of the nation's largest power center
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REITS. The company focuses on the acquisition, development and management and redevelopment of retail power centers and community shopping centers. The company currently has interests in 37 properties consisting of 33 power and community centers, one stand-alone retail warehouse, one project under development and two undeveloped parcels. Its properties are located in 15 states with a total of about 7.3 million square feet of leasable area and an overall occupancy rate of approximately 98 percent. In 1997, Price REIT completed acquisitions of 14 shopping centers totaling 2.3 million square feet for $225 million.

Kimco's financial adviser on the merger was Jefferies & Company Inc. Price REIT was advised by Merrill Lynch & Co.

                          Details of the Merger Terms
                          ---------------------------

The merger agreement provides for a pre-closing adjustment to the number of shares of Kimco common stock and depositary shares issuable per share of Price REIT common stock in order to ensure that Price REIT stockholders will receive at least, and possibly more than, $45 in Kimco securities per Price REIT share. Specifically, in the event that the 20-day average closing price of Kimco common stock ending on and including the third day prior to Kimco's special meeting of stockholders (the Average Price) plus $10 is less than $45, the amount of depositary shares will be increased up to a maximum of $11.25 of depositary shares (based on a liquidation preference of $25 per depositary share) to arrive at a value of $45. To the extent that the issuance of $11.25 of depositary shares would still result in less than $45 of combined value, the number of shares of Kimco common stock issuable per Price REIT share will be increased in order to arrive at a total value of $45 delivered in Kimco securities. However, Kimco may elect to terminate the merger agreement in the event its average price during a specified calculation period or the closing price on the scheduled closing date or on either of the two days prior to the scheduled closing date is less than $32.

In the event that the Average Price plus $10 is greater than $45, each share of Price REIT common stock would continue to be converted into one share of Kimco common stock and the amount of depositary shares will be decreased by 50% of the amount by which the average closing price referred to above plus $10 exceeds $45. However, Price REIT stockholders will never receive less than $9 of depositary shares. Thus, as a result of the merger, Price REIT stockholders will obtain the benefit of 50% of the increase in value of Kimco common stock as reflected in the Average Price between $35 and $37, and 100% of any increase above $37.

The dividend rate on the depositary shares will be 7.5% per annum or, if greater, the dividend on the shares of Kimco common stock into which a depositary share is convertible plus $0.0275 quarterly. The depositary shares will be convertible into Kimco common stock at a conversion price of $40.25 per share at any time by the holder and may be redeemed by Kimco at the conversion price in shares of Kimco common stock at any time after the third anniversary of the merger if for any 20
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trading days during a rolling 30-day consecutive trading-day period the Kimco common stock closing price exceeds $48.30, subject to customary adjustments. The depositary shares will be listed on the NYSE.

The merger agreement also provides that each party will be entitled to a Break-Up Fee in the amount of $12,500,000 or reimbursement of expenses up to $2,000,000 in the event the agreement is terminated under various circumstances. Kimco has also agreed that if it elects to terminate the merger agreement because its stock closes below $32 under circumstances described above, Price REIT will be entitled to receive $6,250,000.

The Kimco Board has received the opinion of Jefferies & Company, Inc., its financial adviser with respect to the merger, to the effect that the consideration to be paid by Kimco pursuant to the merger, taken as a whole, is fair to Kimco shareholders from a financial point of view. Similarly, the Price REIT Board has received the opinion of Merrill Lynch & Co., its financial adviser, to the effect that the consideration to be received by Price REIT shareholders pursuant to the merger is fair to such shareholders from a financial point of view.

Safe Harbor Statement: The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, increases in interest rates, increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10K for the year ended December 31, 1996. Copies of each filing may be obtained from the company or the SEC.

                                      ###

                   (See next page for Companies at a Glance)
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                             COMPANIES AT A GLANCE


KIMCO REALTY CORP.


Description:        The largest publicly traded owner and operator of
                    neighborhood and community shopping centers, which are generally anchored by discount department stores, supermarkets or drugstores.

Financial Highlights:

               -    Market capitalization of $2.2 billion.

               -    Real estate assets (before depreciation) of $1.4 billion.

               - Revenue from rental property: $141.3 million for first nine months of 1997; $168.1 million for full-year 1996.

               - Funds from Operations: In the third quarter, FFO rose 11.4% to $24.1 million, or $0.66 a share, from the same quarter in 1996.

               - Net income: In the third quarter, net income rose to $20.6 million, or $0.44 a share, from $19.8 million, or $0.42 a share a year earlier.

Operations:

               -    Number of property interests: 330.

               -    Gross leasable area (square feet): 40.6 million

               -    Occupancy rate: 90%.

               -    Number of leases: 2700.

               - Tenants include: Kohl's Department Stores, Kmart, Wal-Mart Stores, TJX Cos., Kroger, Winn-Dixie Stores and CVS.

               - Locations: 37 states; Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, Wisconsin.

Management:

     Chairman and CEO:                            Milton Cooper
     Vice Chairman, President and COO:            Michael J. Flynn
     Chief Financial Officer:                     Michael V. Pappagallo

Headquarters:

     New Hyde Park, New York.

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THE PRICE REIT


Description:        A pioneer in developing, managing, acquiring and
                    redeveloping retail power centers -- destination shopping centers that are generally anchored by large national warehouse or "category killer" tenants.

Financial Highlights:

               -    Market capitalization of $789 million.

               - Real estate assets (before depreciation) of approximately $641 million.

               - Revenue from rental property: $17.7 million in the third quarter of 1997; $51.3 million for full-year 1996.

               - Funds from Operations: Third quarter FFO rose 42.7% to $10.4 million, or $0.93 a share, from the same quarter in 1996.

               - Net income: Third quarter net income rose to $5.99 million, or $0.53 a share, from $4.0 million, or $0.48 a share, in the third quarter of 1996. The average number of shares rose 32% to 11.2 million.

Operations:

               -    Number of property interests: 37.

               -    Gross leasable area (square feet): 7.3 million.

               -    Occupancy rate: 98%.

               -    Number of leases: 540.

               - Tenants include: The Home Depot, Costco, Home Base, the Sports Authority, Office Max and Target.

               - Locations: 15 states; Arizona, California, Connecticut, Florida, Illinois, Kansas, Maryland, Minnesota,
                    New Jersey, New York, North Carolina, Oklahoma, Texas, Virginia, Washington.

Management:

     Chairman:                                    Raymond E. Peet
     President and CEO:                           Joseph K. Kornwasser
     Sr. Executive VP and COO:                    Jerald Friedman
     Executive VP of Finance:                     Lawrence M. Kronenberg

Headquarters:

     San Diego, California